SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Forward Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than  the Registrant)

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December 26, 2007

To Our Shareholders:

Forward’s 2007 fiscal year ended September 30 was again difficult for shareholders and management as we incurred our first net loss in five years.  We are facing challenging conditions in our business and operating environment.  Our OEM customers, some of whom are facing their own product acceptance and market challenges, are pressuring us on price, payment terms, and inventory arrangements making it difficult for us to maintain or increase our margins.  While we gained some cost concessions from our suppliers, these did not offset the pricing pressure we received from our customers.  As a result, our profitability suffered, particularly in our cell phone line of products.

Unlike in years past, this year’s letter will not review operating results of the past fiscal year in any detail.  A detailed analysis of our financial condition and results of operations for Fiscal 2007 is available in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for Fiscal 2007, which accompanies this proxy statement.  We strongly urge you read the MD&A in the Annual Report and the other disclosures and risk factors that appear therein.  They are important to understanding your investment in Forward Industries.

The Year Ahead, The Challenges, and The Responses

Where do we go from here?  The results of Fiscal 2007 are not acceptable, and changes need to be made. We are committed to growing our business internally and externally where it makes sense.  We are reviewing every aspect of our business to ensure we aggressively pursue new customers and products, cut unproductive costs, and reinvest where we see opportunity for growth.  This review will include a continuing focus on a possible acquisition or other combination that makes sense in the context of our existing business, without jeopardizing the strong financial position that we have worked so hard to build.

Some of the changes are already in view.  A new management team is in place and has been charged with vigorously pursuing these objectives.  I am stepping down as Chief Executive Officer, but will remain as Chairman.  Doug Sabra, who has been our Chief Financial Officer since 2000, will succeed me as CEO, and he has already begun the review and reassessments needed to restore the company to profitability.  I am confident that he will make the tough decisions necessary to return the Company to profitability, even in the difficult environment in which we are operating.

In addition to a new chief executive officer, there are other changes that we must properly recognize.  First, Michael Schiffman will no longer serve as our President and Chief Operating Officer as of January 1st, 2008.  Michael, who is one of our largest shareholders and has dedicated more than 23 years to the Company, has agreed to stand for re-election as a director on our board.  I look forward to working with him in that capacity.

Finally, two of our non-employee directors are stepping down after significant service to our Company.  Norm Ricken, who has been director since 2000, and whom you know as the Chairman of our Audit Committee and our Compensation Committee, has decided to retire from the Board by not standing for re-election.  Edwin A. Levy, who has been director since 2003, and whom you know as the Chairman of our Nominating and Governance Committee, has also decided to retire from the Board by not standing for re-election.  They have served the Company well, and we will miss their timely insight, ability to keep the Board focused and, most of all, their sage counsel.  We wish them well.

Annual Meeting

We invite you to review the accompanying Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and proxy documents relating to our Annual Meeting for Fiscal 2007.   The Notice of Annual Meeting and Proxy Statement that follow this letter provide information concerning matters to be considered and acted upon at the Annual Meeting, scheduled to be held on February 13, 2008.  At the Annual Meeting management will provide a report on our business followed by a question and answer period.

We urge you to attend our Annual Meeting.  Whether or not you plan to attend, please be sure that your shares are represented by promptly signing, dating, and returning the accompanying proxy card in the enclosed postage-paid envelope or vote using the phone or Internet.

On behalf of the Board of Directors, management and employees, we thank you for your continued support and look forward to keeping you apprised of the Company’s developments.

Sincerely,

Jerome E. Ball

Chairman and CEO

FORWARD INDUSTRIES, INC.
1801 Green Road
Suite E
Pompano Beach, Florida 33064

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

To the Shareholders of Forward Industries, Inc., 1801 Green Road, Suite E, Pompano Beach, Florida 33064

Notice is hereby given that the Annual Shareholders’ Meeting of Forward Industries, Inc. relating to its fiscal year ended September 30, 2007, will be held on Wednesday, February 13, 2008, at 11:00 A.M., Eastern Standard Time, at the executive offices of Forward, 1801 Green Road, Suite E, Pompano Beach, Florida 33064, for the following purposes:

1.     To elect a Board of Directors for the current fiscal year.

2.     To ratify the appointment of Kaufman, Rossin & Co., P.A., as our independent registered public accounting firm for the fiscal year ending September 30, 2008.

3.     To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the annual meeting.  Only shareholders of record at the close of business on December 26 , 2007, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting.  A complete list of shareholders entitled to notice of and to vote at the annual meeting will be open to examination by shareholders beginning ten days prior to the annual meeting for any purpose germane to the annual meeting during normal business hours at the office of the Secretary of Forward Industries, 1801 Green Road, Suite E, Pompano Beach, Florida 33064.

Whether or not you plan to attend the annual meeting, please be sure that your shares of common stock are represented at the annual meeting by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope, or vote using the telephone or Internet.

By Order of the Board of Directors

Douglas W. Sabra

Assistant Secretary

Pompano Beach, Florida

December 26, 2007

PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.  THE PROXY IS REVOCABLE.  THIS MEANS THAT, AFTER YOU HAVE SIGNED, DATED, AND RETURNED THE PROXY, IT WILL NOT BE USED IF YOU:  (1) GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FORWARD INDUSTRIES, 1801 GREEN ROAD, SUITE E, POMPANO BEACH, FLORIDA 33064, PRIOR TO THE VOTE TO BE TAKEN AT THE ANNUAL MEETING; (2) FILE A LATER-DATED PROXY, OR VOTE BY TELEPHONE OR INTERNET, ON A LATER DATE, PROVIDED THE NEW PROXY IS RECEIVED BY AMERICAN STOCK TRANSFER PRIOR TO SUCH VOTE; OR (3) ATTEND AND VOTE AT THE ANNUAL MEETING.

FORWARD INDUSTRIES, INC.

1801 Green Road

Suite E
Pompano Beach, Florida  33064

(954) 419-9544

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Forward Industries, Inc., a New York corporation, for use at our Annual Meeting of Shareholders for the fiscal year ended September 30, 2007 (the “Annual Meeting”), to be held Wednesday, February 13, 2008, at 11:00 A.M., Eastern Standard Time, at our executive offices, 1801 Green Road, Suite E, Pompano Beach, Florida 33064, and any postponement or adjournment thereof.

This Proxy Statement and related proxy materials will be first mailed to shareholders on or about January 2, 2008, to holders of record of Forward Industries’ common stock, par value $.01 per share (the “Common Stock”), at the close of business on December 26, 2007, the record date for the Annual Meeting.

We will bear the cost of solicitation of proxies.  In addition to the solicitation of proxies by mail, certain of our officers, consultants and employees, without extra remuneration, may also solicit proxies personally by facsimile and by telephone.  In addition to mailing copies of this proxy material to shareholders, we may request persons (such as banks, brokers, and others), and reimburse them for their expenses in connection therewith, who hold Common Stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold Common Stock and to request their authority for execution of the proxies.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our Annual Report on Form 10-K for fiscal 2007) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.  We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to our shareholders on or about January 2, 2008.

VOTING

               Whether or not you plan to attend the Annual Meeting, please be sure that shares of Common Stock that you own are represented by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope or vote using the telephone or Internet.  Telephone and Internet voting instructions are provided on the proxy card.  A control number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.

                If your shares of Common Stock are held in “street” name and thus are registered in the name of a broker, bank, or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and Internet voting will depend on the nominee's voting procedures.

Record Date; Voting Securities

                The Board of Directors has fixed December 26, 2007, as the record date for voting at the Annual Meeting: only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.  At the close of business on the record date, 7,877,438 shares of Common Stock were outstanding and eligible for voting at the Annual Meeting.  Each such share of Common Stock entitles the holder of record on the record date to one vote on each matter to be voted on at the Annual Meeting.  Cumulative voting is not permitted.  See "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters."

Quorum

The quorum necessary to conduct any business at the Annual Meeting consists of a majority of the shares of our Common Stock issued and outstanding on the record date, present in person or represented by proxy (received by mail, telephone, or the Internet) at the Annual Meeting.  Proxies submitted that contain abstentions and broker non‑votes are counted as present for purposes of determining whether the quorum requirement is satisfied.  If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all matters.  Abstentions and broker non-votes will not have the effect of votes in opposition to a director, the nominees for which must receive a plurality of votes cast at the Annual Meeting.

Proxies

The shares of Common Stock represented by your properly completed and delivered proxy card or by your proxy voted by telephone or Internet will be voted in accordance with your instructions. With respect to Proposal Number 1, Election of Directors, the form of proxy solicited by our Board of Directors affords you the ability to choose between approval or withholding approval of all nominees or withholding authority to vote for one or more nominees.  With respect to Proposal Number 2 (Ratification of the Appointment of Kaufman, Rossin & Co., P.A. as our Independent Registered Public Accounting Firm for Fiscal 2008) the form of proxy affords you the ability to approve, or disapprove, or abstain from voting.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies that are timely returned (by mail, telephone, or Internet) and not revoked will be voted in accordance with your instructions, if any, given therein. If you sign, date, and return the proxy but you provide no voting instructions, the shares of Common Stock represented by such proxy will be voted: by the persons named in the accompanying proxy (1) FOR all seven of the Board of Directors’ nominees for director and (2) FOR ratification of the appointment of Kaufman, Rossin & Co., P.A. as our independent registered public accounting firm in respect of the fiscal year ending September 30, 2008.  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting, but if other matters are properly brought before the Annual Meeting, shares of Common Stock represented by properly completed proxies received by mail, telephone, or the Internet will be voted in accordance with the judgment of the persons named as proxies.  See “Deadline for Shareholder Proposals for 2008.”

Revocation of Proxies

A shareholder who has duly and validly given a proxy (by mail, telephone, or Internet) may revoke it at any time before its exercise at the Annual Meeting if such shareholder:  (i) delivers (by mail or otherwise) written notice of such revocation to our Corporate Secretary at the address appearing at the top of page one of this Proxy Statement before the Annual Meeting; or (ii) executes and delivers to Forward at such address a duly and validly completed, later dated proxy reflecting contrary instructions or votes by telephone or the Internet on a later date, provided the new proxy is received by American Stock Transfer & Trust Company (which will have a representative present at the Annual Meeting) before the vote; or (iii) attends the Annual Meeting and takes appropriate steps to cast the votes represented by your shares in person.

No Dissenter’s Rights

Under the New York Business Corporation Law, shareholders are not entitled to dissenters’ rights of appraisal with respect to the election of directors or the proposal to ratify the appointment of Kaufman, Rossin & Co., P.A., as our independent registered public accounting firm for the fiscal year ending September 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

In respect of the fiscal year ended September 30, 2007, and as of the date of this proxy statement, the board of directors of the Company consists of seven members, four of whom are non-employee, independent directors, and three of whom are executive officers who are also directors.  Under our By-laws, the number of directors serving on our Board may not be more than seven nor fewer than three and is set by a resolution adopted by a majority of the entire Board of Directors.

Nominees for Election as Directors

In December 2007, our Nominating and Governance Committee nominated seven nominees for election as directors at the Annual Meeting, and our Board of Directors accepted the Committee’s recommendations.  Accordingly, seven nominees for director are to be elected at the Annual Meeting to constitute the Board of Directors for the fiscal year 2008. Two incumbent, independent directors, Messrs. Edwin Levy and Norman Ricken, informed the Company that they do not intend to stand for re-election. In their places, the Nominating and Governance Committee of the Board nominated Messrs. John F. Chiste and Fred Hamilton to complete the slate of Directors.   See “Structure and Practices of the Board of Directors—Board of Directors and Director Independence.’

Each nominee for director is standing to be elected to hold office for a period of one year, or until his successor has been elected and qualified.  It is intended that the accompanying proxy will be voted in favor of each and all of the following persons to serve as directors, unless you the shareholder indicate to the contrary on the proxy by withholding authority to vote for one or more of the nominees named below.  The nominees are as follows:

Name	Age	Principal Occupation
Jerome E. Ball (a)	72	Director since 1998; Chief Executive Officer of Forward from October 1998 until December 2007, and Chairman of the Board since April 1999.
John F. Chiste	51

Nominee for Director; Chief Financial Officer of Falcone Group, a privately held diversified portfolio of real estate companies since 2005; Senior Vice President, Chief Financial Officer and Treasurer of Bluegreen Corporation, a publicly held developer and operator of timeshare resorts from 1997 to 2005.

Bruce Galloway (a) (b)	50

Director since April 2002; Chairman and Chief Executive Officer of Galloway Capital Management, a private investment firm, since August 2005; Managing Director of Burnham Securities from 1993 to August 2005; Mr. Galloway serves as a director and Chairman of Command Security Corporation, a publicly held security guard and aviation screening services provider; and as non-executive Chairman and a member of the Compensation Committee of Broadcaster Inc. a new media and software company. He was a Director of Datametrics, a manufacturer of ruggedized computer equipment, from August 2000 to October 2006 and was a director of GVI Security Solutions Inc., a video surveillance equipment provider, from February 2004 until June 2006.

Fred Hamilton	63

Nominee for Director; An independent consultant to the marine industry for Fortune 500 and International Companies since 2002; Director of United Services Automobile Association (USAA) a fortune 200 full service Financial Services Insurance, Banking, Brokerage and Real Estate company since 1999 where he is a member of the Finance and Audit committee,

Name	Age	Principal Occupation
Louis Lipschitz (a) (b)	62

Director since June 2005; Executive Vice President and Chief Financial Officer of Toys "R" Us, Inc. from February 1996 until March 2004. Mr. Lipschitz serves as a director of Majesco Entertainment, Inc., a publicly held software and digital content provider for electronic games, where he is Chairman of the Audit Committee and a member of Compensation and Nominating and Governance Committees;  a director of New York & Company Inc., a publicly held specialty clothing chain, where he is the Chairman of the Audit Committee; and as a director of Finlay Enterprises Inc., a publicly held specialty retailer of fine jewelry, where he is the Chairman of the Audit Committee.

Douglas W. Sabra (a)	48	Director since April 2006; Vice President and Chief Financial Officer of Forward since June 2000, Assistant Secretary since February 2005.
Michael Schiffman (a)	42	Director since 1992; President and Chief Operating Officer of Forward since June 1998; Executive Vice President of Forward from 1992 to 1998.

Notes:

(a)    Incumbent director

(b)   Current Member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Mr. Norman Ricken, who is not standing for re-election, is the current Chairman of the Audit Committee and Compensation Committee.  Mr. Edwin Levy, who is also not standing for re-election, is the current Chairman of the Nominating and Governance Committee.  It is anticipated that selection of Committee chairs for 2008 will be made as soon as practicable following the Annual Meeting.

Each of the nominees above has consented to be named in this proxy statement as a nominee and to serve as a director if elected.  The Board of Directors has no reason to believe that any nominee will not serve if elected.  However, if any nominee should be unavailable to serve or decline to serve as a director prior to the vote at the Annual Meeting, and if the Board of Directors designates a substitute nominee for such person, the person named in the accompanying proxy will vote for the substitute nominee designated by the Board of Directors.  We know of no reason why this would occur.

Shareholders may nominate candidates for director, in accordance with guidelines summarized below under the caption “Structure and Practices of the Board of Directors—Nominating and Governance Committee”, and in compliance with the advance notice and other  provisions of our By-Laws.  See “Deadline for Shareholder Proposals for 2008”.

Shareholder Vote Required

Assuming a quorum is achieved at the Annual Meeting, to be elected a nominee for director must receive a plurality of the votes of Common Stock cast at the Annual Meeting by holders of shares present in person or represented by proxy and entitled to vote for the election of directors.  Therefore, shareholders who do not vote, or who withhold their vote from one or more of the seven nominees proposed herein and do not vote for another person, will not affect the outcome of the election, provided that a quorum is present at the meeting.  If you timely submit a signed and dated proxy but fail to specify instructions to vote for nominees for director, the accompanying proxy will be voted in favor of each and all of the Board’s nominees.  In general, a broker or bank that is the record owner of shares of Common Stock held in “street name” (i.e., beneficially owned by the broker’s customer) will have discretionary authority to vote such shares in the election of directors if the broker has not received voting instructions from the beneficial owner by the tenth day before the Annual Meeting, provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the meeting.

The Board of Directors UNANIMOUSLY Recommends a Vote FOR Each of the Nominees FOR Election to the Board of Directors, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY CARD.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Board of Directors and Director Independence

To assist it in the discharge of its responsibilities, the Board of Directors has established a separately designated, standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, the principal responsibilities of each of which are set forth below.  The current members of each such committee are Bruce Galloway, Edwin A. Levy, Louis Lipschitz, and Norman Ricken.

Director Independence.  The Board of Directors has determined that each of Messrs. Galloway, Levy, Lipschitz, and Ricken, who comprise a majority of our Board of Directors, is independent in accordance with Nasdaq Stock Market’s (“NASDAQ”) listing standards, including without limitation Marketplace Rule 4200(a)(15).  These standards specify that a majority of our Board must consist of independent directors.  These four directors constitute the entire membership of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board of Directors in compliance with NASDAQ Marketplace Rules 4350(d)(1), 4350(c)(3), and 4350(c)(4).  In addition, we have determined, based on information provided by such persons, that each such director satisfied the additional requirements for director independence of members of an audit committee as set forth in NASDAQ Marketplace Rule 4350(d)(2).

In connection with their nomination to serve as members of the Board, the Board of Directors has also determined that each of Messrs. Chiste and Hamilton satisfies the independence qualifications set forth in the foregoing rules and requirements.

It is anticipated that, if elected at the Annual Meeting, each of Messrs. Chiste, Galloway, Hamilton, and Lipschitz will be appointed as members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Board Practices.  Exclusive of committee meetings, the Board of Directors met, participated in meetings by means of conference call, or acted by unanimous written consent on four occasions during the fiscal year ended September 30, 2007.  All directors attended all of the meetings held by the Board and all of the meetings of the committees of which they are members in person or by telephone conference call.  All directors attended the Annual Meeting of Shareholders in May 2007 except Mr. Galloway; however, the Company maintains no formal policy mandating such attendance.

Exclusive of committee meetings, the independent director members of the Board met in executive session, without other Board members present, on four occasions during the fiscal year ended September 30, 2007.

Each committee of the Board of Directors is required to conduct an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review and assess its performance of its obligations under the charter by which it is constituted.  Under the respective charters of the committees, each committee may retain consultants to assist it in carrying out its responsibilities.

           Audit Committee.   Our board of directors has established a separately designated, standing audit committee, as defined in and established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the “Exchange Act”.  The Audit Committee was established in order to oversee the accounting and financial reporting processes of the Company and the audits of our financial statements.  The current members of the Audit Committee are Norman Ricken, who is Chairman of the Committee, and Messrs. Galloway, Levy, and Lipschitz.  Our Board of Directors has determined that each such director is independent in accordance with NASDAQ listing standards applicable to membership on audit committees.  The Audit Committee held four meetings during the fiscal year ended September 30, 2007.

The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements.  It is the responsibility of the Committee to maintain free and open communication between and among the Committee, the Company’s independent registered public accounting firm, the Company’s internal accounting staff, and management.  The Audit Committee’s approval is required in order to engage our independent registered public accounting firm to perform the audit and non-audit services in order to assure that the provision of such services does not impair such firm’s independence.  Unless a type of service to be provided to the Company has received general pre-approval from the Audit Committee, it requires specific pre-approval.  The Committee also has the power to retain legal, accounting and other advisors, as it deems necessary to carry out its duties.  In discharging its functions, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.  Our Audit Committee was established in 1999 and is governed by a written charter approved by the Board of Directors, which was amended and restated in March 2004.  A copy of the Charter governing the activities of the Audit Committee is available for viewing at our web site at: http://www.forwardindustries.com/corporate_governance.php.  Further information regarding the functions performed by the Audit Committee, as well as a copy of the Committee’s Report to the Board of Directors for Fiscal 2007, see “Matters Relating to Independent Registered Public Accountants.”

                Audit Committee Financial Expert.  Our board of directors has determined that Mr. Ricken, who is currently a member and the chairman of the Audit Committee of our Board of Directors, is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.  The Company considers Mr. Ricken to be independent of the Company, as the term “independent” is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and under NASDAQ Marketplace Rules 4200(a)(15), 4350(c)(1), and 4350(d)(2).

The foregoing information relating to the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any prior or subsequent filing by Forward under the Securities Act of 1933 or the Exchange Act except to the extent expressly incorporated by reference.

Compensation Committee.  The current members of the Compensation Committee are Norman Ricken, who is Chairman of the Committee, and Messrs. Galloway, Levy, and Lipschitz.  Our Board of Directors has determined that each such director is independent in accordance with NASDAQ listing standards applicable to membership on compensation committees.  The Compensation Committee met once during the fiscal year ended September 30, 2007.  The purposes and responsibilities of the Compensation Committee are to establish and implement compensation policies and programs for our executives and to recommend policies for director compensation to the Board of Directors.  There is no authority under the Committee’s Charter to delegate these functions.  At the annual shareholders meeting held in May 2007, shareholders approved the Forward Industries, Inc. 2007 Equity Incentive Plan.  The Compensation Committee is charged with the administration of the 2007 Equity Incentive Plan.  The Compensation Committee also has as one of its functions the responsibility to administer the Company’s 1996 Stock Incentive Plan, which expired in November 2006.  Although no new grants may be made under such plan, the Compensation Committee continues to function as administrator of options remaining outstanding under such plan.  See “Executive Compensation and Related Information” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Information relating to the Committee’s processes and procedures is set forth under “Executive Compensation and Related Information--Compensation Discussion and Analysis.”  The Compensation Committee, which was established by the Board in July 2000, is governed by a written charter that was adopted by the Board of Directors in February 2005.  A copy of the Charter is available for viewing at our web site at: http://www.forwardindustries.com/corporate_governance.php.  For further information relating to the functions of the Compensation Committee, as well as a copy of the Report of the Compensation Committee to the Board of Directors, see “Executive Compensation and Related Information” and “Compensation Committee Interlocks and Insider Participation.”

Nominating and Governance Committee.  The current members of the Nominating and Governance Committee are Edwin A. Levy, who is Chairman of the Committee, and Messrs. Galloway, Lipschitz, and Ricken. Our Board of Directors has determined that each such director is independent in accordance with NASDAQ listing standards applicable to membership on nominating committees.  In November and December 2007, the Nominating and Governance Committee met twice and recommended to the Board the nominees identified above for election as director at the Annual Meeting, and the Board of Directors unanimously approved such recommendations.  The nominees for director, other than the incumbent directors who are standing for re-election, were identified and proposed to the Committee by an executive officer of the Company.  The Nominating and Governance Committee met once during the fiscal year ended September 30, 2007.

In February 2007, the charter of our Board’s Nominating Committee was amended to expand the mandate of that committee to include, among other things, responsibility for identifying, reviewing, evaluating, and resolving actual or potential conflicts of interest and related party transactions between any officer or director (or their family members and certain other persons) and the Company.  In connection with the expanded responsibilities assigned to this committee, it was renamed the Nominating and Governance Committee.

Under the Nominating and Governance Committee Charter, with respect to its nominating function the responsibilities of the Nominating and Governance Committee include: identifying candidates qualified to become Board members; developing and reviewing background information on such candidates; evaluating such candidates based on their qualifications;  and making recommendations to the Board regarding such candidates.  The Nominating Committee may identify and evaluate candidates for directorships through the use of questionnaires, interviews, and other investigatory methods, including the use of search firms and payment of a fee, to determine the suitability of potential nominees.  The Committee’s responsibilities also include recommending to the Board the persons to be nominated for appointment to each of the Board's committees.  The Nominating and Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

In recommending nominees for election to the Board of Directors, the Nominating and Governance Committee will seek to identify candidates who meet the current needs of our Board of Directors.  The Committee Charter does not specify minimum qualifications that must be met by a nominee.  However, the Committee Charter requires the Nominating and Governance Committee to consider, among other things, the candidate’s integrity and honesty, ability to exercise independent business judgment, background, and experience in his/her profession or chosen field of expertise. In addition, the Charter requires the Committee to consider the individual candidate’s ability to work constructively with others, the availability of sufficient time to devote to the affairs of the Company in order to carry out the responsibilities of a director, an absence of conflicts that might interfere with the proper performance of his/her responsibilities as director, and other criteria deemed relevant by the Committee.

Apart from shareholder submissions of candidates submitted directly for inclusion in the proxy statement, the Nominating and Governance Committee will, on the basis of the same foregoing procedures and bases, consider director nominee recommendations proposed to it by shareholders, provided, as an initial step required by our By-laws, the name and address of such nominee, accompanied by relevant biographical information specified in the Securities and Exchange Commission’s rules, are submitted in writing to the Secretary of the Company, are accompanied by a written statement of the candidate’s consent to serve and the amount of Common Stock owned beneficially and of record, and such submission otherwise complies with the criteria and procedures of the Committee and the Company’s By-laws.  See “Deadline for Shareholder Proposals for 2008”.

In November 2007, the Board of Directors amended the By-Laws of the Company by adopting Amended and Restated By-Laws.  The Amended and Restated By-Laws, which become effective after the Annual Meeting to be held February 13, 2008, provides for a procedure for shareholder submission of nominees for director that is substantially similar to the current by-laws in force on the date of this Proxy Statement, with two exceptions:  The Amended and Restated By-Laws require shareholders who submit nominee(s) for director of the Company to have continuously held shares of the Company’s Common Stock aggregating the lesser of at least $2,000 or one percent of the outstanding capital stock in market value for at least one year prior to the date of the meeting at which the nominee submission is to be made, or that such shareholder is entitled to cast votes with respect to at least 5% of the Common Stock as of the date of such notice, without regard to a minimum holding period.  As is the case under the existing By-laws, the shareholder must submit biographical information pertaining to the candidate that required by the Commission in respect of a candidate in an election contest, as well as a copy of the candidate’s written consent to serve as a director on our Board.  The second exception relates to the number of days before an annual meeting when a nomination or proposal must be made.  See “Deadline for Shareholder Proposals for 2008”.

With respect to the Committee’s governance function the responsibilities of the Committee include the identification, review, evaluation, and approval or rejection of related party transactions and conflicts of interest, and the development of governance policies with respect thereto; the review and assessment of the performance of the Board and Committees thereof and adequacy of structure and scope of the Committees of the Board; the development of and recommendation to the Board of governance principles; monitoring of compliance with the Company’s Code of Business Conduct and Ethics; and the assessment of effectiveness of the Company’s shareholder communications policy and recommendation of amendments thereto.  See the information under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Certain Relationships, Director Independence, and Related Party Transactions” regarding the functions of the Committee relating to potential conflicts of interest between officers, directors, and certain other persons and the Company.

Our Board of Directors established the Nominating Committee as a separately designated, standing committee and adopted a written charter governing its responsibilities in February 2005.  A copy of the charter of the Nominating and Governance Committee, as amended in February 2007, is available for viewing at our web site at: http://www.forwardindustries.com/corporate_governance.php.

Communications with the Board

The Board of Directors entertains communications from security holders and has unanimously adopted a written policy regarding same.  A copy of this policy is available for viewing at our web site at: http://www.forwardindustries.com/corporate_governance.php.  Communications should be sent to Forward at the address set forth on the first page of this Proxy Statement, attention: James McKenna.

Code of Ethics

                In November 2003, Forward adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding their obligations in the conduct of Company affairs.  The Nominating and Governance Committee is charged with assessing the adequacy of and monitoring compliance with the Code of Business Conduct and Ethics.  The Code of Ethics is available for viewing at the Company’s web site at: http://www.forwardindustries.com/corporate_governance.php.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who is currently an executive officer of Forward and is based on our records and information furnished to us by such persons.  Reference is made to “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information pertaining to stock ownership by each director, director nominee, and executive officer.

Name	Age	Position with Forward	Held Office Since
Jerome E. Ball.........................	72	Chief Executive Officer and Chairman of the Board	1998
Michael Schiffman.................	42	President, Chief Operating Officer and Director	1998
Douglas W. Sabra.................	48	Vice President, Chief Financial Officer, Assistant Secretary and Director	2000
Steven A. Malsin...................	60	Secretary	2005

JEROME E. BALL became Chief Executive Officer and Vice Chairman of the Board effective October 1998 and became Chairman of the Board in April 1999.  Before joining Forward, from 1996 until October 1998 Mr. Ball served as Chairman and Chief Executive Officer of George Arzt Communications, a full service public relations firm.  Prior to that time, Mr. Ball had been president of Balson-Hercules Group, a textile manufacturing company, which was sold to a Canadian Stock Exchange listed company, Consoltex Group, Inc., Ltd., where he served until 1996.

MICHAEL SCHIFFMAN has been employed by Forward in various capacities since 1985 and became a director in April 1992.  Mr. Schiffman was employed as a salesman for our advertising specialties products in 1985.  He became marketing manager for such products in 1987 and, following the acquisition of the custom carrying case business in 1989, was appointed General Manager of that division.  From 1995 through June 1998, Mr. Schiffman was assigned to our Hong Kong operations.  Executive Vice-President from 1992 to 1998, Mr. Schiffman was appointed our President and Chief Operating Officer in June 1998.

DOUGLAS W. SABRA was appointed Vice President and Chief Financial Officer of Forward in September 2000 and has been a director since April 2006.  Prior to joining Forward, Mr. Sabra was a Controller for Tyco Submarine Systems (now Tycom Ltd.), where he worked from 1998 to June 2000.  Mr. Sabra retired from the Coast Guard in 1998 after 22 years of service where he held a variety of financial management positions.  Mr. Sabra received an MBA from the University of South Florida and a Bachelors Degree in accounting from Florida International University.  Mr. Sabra was appointed Assistant Secretary in January 2005.

STEVEN A. MALSIN was appointed Secretary of Forward in January 2005.  He is, and has for more than the past five years, been engaged in private legal practice.  He serves on the Board of Directors of one not-for-profit organization.

Pursuant to their respective employment agreements, Jerome E. Ball is employed as Chairman and Chief Executive Officer and Michael Schiffman is employed as President and Chief Operating Officer, in each case through December 31, 2007.  Pursuant to his employment agreement, Douglas W. Sabra is employed as Vice President and Chief Financial Officer through December 31, 2008.  Each of these employment agreements contains automatic renewal provisions for successive one-year terms unless the executive or Forward provides 90 days prior notice of intent not to renew the agreement.  See “Executive Compensation and Related Information—Employment Agreements.”

As previously reported in our Current Report on Form 8-K filed with the Commission on August 16, 2007, our Chief Executive Officer, Jerome E. Ball, retires as CEO effective December 31, 2007, upon the scheduled expiration of his current employment agreement.  Subject to his re-election as director, Mr. Ball intends to stay on in his capacity as Chairman of the Board of Directors,  and he has accepted a two-year consulting agreement with the Company commencing January 1, 2008.  In connection with Mr. Ball’s retirement, the Board of Directors appointed Douglas W. Sabra to succeed Mr. Ball as CEO, effective January 1, 2008.  Mr. Schiffman  will be leaving the Company’s employ effective December 31, 2007.  The Company is currently engaged in negotiating severance arrangements with Mr. Schiffman and expects that that these will be announced in the near term.  Mr. Schiffman is a nominee for director for 2008.  The Board of Directors also appointed James O. McKenna, age 34, to succeed Mr. Sabra as CFO, effective January 1, 2008.  Mr. McKenna has served the Company as its Corporate Controller since December 2003. Prior to his joining the Company, Mr. McKenna was employed as the Assistant Controller with Medallist Developments Inc., a real estate development company, from January 2002 to December 2003.  Mr. McKenna was also employed as an auditor with Ernst and Young LLP from September 1996 to December 2001 and is a Certified Public Accountant.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview

                The Company’s compensation of its executive officers in recent years has been characterized by:  (i) increasing orientation toward performance-based, non-equity incentive compensation as an element to complement base salary; and (ii) smaller grants of equity-based compensation compared to earlier periods.  The Compensation Committee of the Board of Directors believes that this represents a more prudent, restrained approach to executive compensation compared to earlier periods, which were characterized by large, outright grants of stock options to key executive officers.  This more prudent approach has been influenced by factors such as changes in management and periods of volatility in the Company’s operating results and price per share of its common stock.

                Stock option grants from 1998-2001 remained largely unexercised until 2005-2006, when the share price of the Company’s Common Stock achieved unprecedented levels.  This share price appreciation led to the retention in July 2005 of an independent executive compensation consultant, James F. Reda & Associates, LLC, or “Reda Associates”.  At the time Reda Associates was retained, (i) the share price of Common Stock had reached record levels, suggesting that all or most outstanding stock options would be exercised, (ii) performance based, non-equity compensation was poised to reach a very significant level for the three named executive officers in respect of Fiscal 2005, and (iii) in light of unprecedented but not necessarily sustained record results of operations, it was appropriate to reassess the overall compensation packages of executive officers compared to similarly situated executives, as well as director compensation.  As a result of a detailed compensation analysis and comparison with “peer” companies, among other things, a target for Fiscal 2006 non-equity incentive compensation was set, new employment agreements at increased annual salary were recommended for Messrs. Ball and Schiffman, and it was recommended to develop long term incentive compensation goals for executives and a compensation program for non-employee directors.

                However, in large part because of the sizeable amount of stock options granted to Messrs. Ball and Schiffman in 2001 and earlier that remained outstanding and unexercised, no stock options were granted to executives under the 1996 Stock Incentive Plan, or the “1996 Plan”, in Fiscal 2005 or 2006.  Finally, a significant factor at play in the level of compensation granted to executive officers and directors is the succession in equity compensation plans adopted by the Company and its shareholders:  The 1996 Plan, under which stock options covering approximately 1.8 million shares of Common Stock remained available for grant in 2006, expired in accordance with its terms in November 2006.  In May 2007, the Forward Industries, Inc. 2007 Equity Incentive Plan, or the “2007 Plan”, was approved by shareholders.  Under the 2007 Plan, 400,000 shares of Common Stock were authorized for grant in the form of stock options and restricted stock, which authority implies a more modest level of grants in the near term, or until another equity plan is adopted, if at all.

Compensation Philosophy

The Compensation Committee is responsible for developing the Company's compensation policies, programs and amounts for executives and directors of the Company. The goals of the Company's compensation policies and programs are to (i) offer competitive compensation that will attract and retain the type of high caliber executives and directors necessary to achieve the Company's business objectives and (ii) align the interests of executives with the long-term interests of the Company and its shareholders. The Company has traditionally primarily used (i) base salary, (ii) annual performance-based bonuses, and (iii) equity grants of stock options to meet these goals.  The Committee considers all three forms of compensation to be appropriate elements of a compensation package, and views performance-based, non-equity incentive compensation (or bonus, as previously termed) stock options, and restricted stock as serving an incentive function as well as a compensation function.

The Compensation Committee does not currently maintain a formula according to which each element of compensation is assigned a fixed percentage of the entire package.  Traditionally, salary has been the primary element, complemented in value in varying percentages by non-equity incentive compensation and grants of equity-based compensation.  Only in respect of stock option exercises during Fiscal 2005 and Fiscal 2006 did the value of amounts realized in exercise of stock options (due predominantly to large grants made in 1998-2001) become the primary component of executive compensation.

In recent years, non-employee directors have been compensated with a combination of (i) annual cash stipends plus a fixed cash amount per Board and committee meeting attended and (ii) annual grants of options to purchase 10,000 shares of Common Stock under the 1996 Plan at exercise prices equal to the closing price of the Company’s Common Stock on the Nasdaq SmallCap Market at the time of grant.  In August 2007, grants of options to purchase 10,000 shares of Common Stock were made to each non-employee director pursuant to the 2007 Plan.

Base Salary

Base salary represents the fixed component element of the executive compensation program.  Determinations of base salary levels are established based on an (i) appropriate reviews of marketplace competitiveness with similar companies in the sector and (ii) internal relationships, such as longevity in the Company’s employ. On an individual basis, periodic increases in base salary relate to individual contributions to the Company’s overall performance as well as length of service and other factors.

Non-equity Incentive Compensation (Bonus)

Bonus represents the variable cash component of the executive compensation program and is tied to (i) Company financial performance, primarily pre-tax income, and (ii) in certain cases from time to time, individual achievement. While the Company’s policy is to base a significant portion of its executives’ cash compensation on bonus, no executive of the Company is guaranteed a bonus.  Executives are eligible to earn annual bonus compensation based on the Company’s achievement, or not, of target levels of pre-tax income.  These targets represent performance goals for management to meet and are derived from a formula established at the beginning of each fiscal year by the Compensation Committee, based primarily on the prior year’s operating results and management’s projections for the current fiscal year.

No bonuses were paid in Fiscal 2006 or Fiscal 2007 to any executive officer because of the failure of the Company to meet target levels of pre-tax income.  Because the Company incurred a net loss in Fiscal 2007, and because of uncertainties as to operating results expected in Fiscal 2008, the bonus formula applicable to Mr. Sabra for Fiscal 2008 has been set as a fixed percentage of operating income (exclusive of “other income”) instead of achievement of a minimum level of pre-tax income.

Stock Options and Restricted Stock Awards

The Compensation Committee believes that an important goal of the executive compensation program should be to provide executives with an opportunity to increase their ownership of Common Stock and to gain financially if the Company’s stock price increases.  This applies also to key employees who have significant sales or administration responsibility roles in the future success of the Company. This approach promotes closer alignment between the best interests of shareholders and those of executives and employees.

Stock option and restricted stock grants are typically made by the Compensation Committee in conjunction with Board and Committee meetings held on the day that the Company issues its financial results for a quarterly or annual period.  Since 2005 the practice of the Compensation Committee has been to set the grant date, and tie the exercise price of options, and the price of restricted stock at which grants of stock are issued (for financial reporting purposes under FAS 123(R)), to the closing price of the Company’s Common Stock on the second trading day after results are issued.  This practice began in Fiscal 2005 when each earnings release was met with strong movements (usually upward) in stock price, and the Compensation Committee perceived that equity grants (i) should be made at a price level that reflected the public trading markets’ full accounting of the news and (ii) made at the closing price prior to the release of earnings might appear to give an unfair advantage in the form of a low price to officers and directors.  This practice has been maintained subsequent to Fiscal 2005 when earnings releases have been met with more mixed reactions, on the theory that the fair market value of the grant or option should reflect the release of material news, as mentioned above.

Other Compensation

                Executive officers participate in benefits offered to all employees generally, including health. life, and disability insurance, and partial matching Company contributions to 401K plans.  In addition, under their respective employment agreements, the chief executive officer, president, and chief financial officer have received a monthly allowance for the use and maintenance of an automobile.

Compensation of Directors

Our program for compensation of non-employee directors was amended in November 2005 in response in part to Reda Associates’ recommendations.  Each non-employee director receives an annual stipend of $20,000, payable in quarterly increments of $5,000, and the chairman of each committee receives an additional $2,000 stipend per committee chair. In addition, each non-employee director receives $2,000 for each board meeting attended, and, $1,000 for each committee meeting attended (unless attended in conjunction with a board meeting) and is entitled to reimbursement for actual and reasonable travel expenses incurred for attendance at such meetings.  In addition, in recent years, it has been the policy to grant annually options to purchase 10,000 shares of Common Stock at an exercise price equal to the market price therefor on the date of the grant as quoted on the Nasdaq SmallCap Market.  Executive officers who also serve on the Board of Directors receive no additional compensation for such service.

Committee Practices

                In conjunction with the release of results after the end of each fiscal year, the Compensation Committee meets to discuss and issue the formula that will determine the level at which non-equity incentive compensation may be earned by executive officers.  When an executive’s employment agreement is to expire, the Committee meets to determine terms and conditions of renewal or post-employment compensation, as applicable.  Out of cycle adjustments to salary or other elements of compensation are not typical, but do occur upon a change in title or when situations involving particular merit warrant.  Mr. Ball has not participated in the decision-making or discussions of the Committee except to make recommendations relating to Mr. Schiffman, Mr. Sabra, or other employees.  The Committee meets and makes recommendations to the full Board with respect to compensation of directors.

                It has not been the policy or practice of the Compensation Committee to exercise discretion in, relax, waive, or modify non-equity incentive compensation targets during a fiscal year when it has become apparent that the target would not be achieved (or might be too easily achieved).  Rather, the practice has been to adjust the target in the subsequent year in balance with anticipated results in an effort to promote the executives’ optimal performance with an appropriate target.

Fiscal 2006 Compensation

                Executive Officers.  In part based on the recommendations of Reda Associates, the Compensation Committee, effective October 1, 2005, extended the employment agreements of Messrs. Ball and Schiffman until December 31, 2007, at an annual salary of $325,000 for each, which rate represented an increase of $25,000 for Mr. Schiffman and $95,000 for Mr. Ball.  In July 2005, the Compensation Committee had previously determined to extend the contract with Mr. Sabra until December 31, 2008 and increase his annual base salary to $185,000 in view of the competence and professionalism he has brought to the Company’s financial function.

                None of the officers named in the Summary Compensation Table below, or the “Named Executive Officers”, received any bonus compensation in Fiscal 2006, because the Company’s pre-tax income for Fiscal 2006 did not achieve the minimum target level established by the Compensation Committee that would qualify them to earn bonus.  No grant of equity compensation was made to any executive during the year.  However, Mr. Schiffman exercised 25,000 previously granted stock options and realized $299,500.

                Directors.  In Fiscal 2006, the Board approved Reda Associates’ recommendation to develop a more substantial compensation policy for non-executive directors.  As a result, under the Company’s new program for non-executive director compensation, Messrs. Ricken, Galloway, Levy, and Lipschitz received fees of $34,500, $27,500, $32,500, and $30,500, respectively, in Fiscal 2006 for their services in attending meetings of the Board and the committees on which they serve, excluding travel reimbursements. In addition, under the 1996 Plan each of these directors was granted options to purchase 10,000 shares of our Common Stock at an exercise price of $6.02 per share, which was equal to the quoted market price of our Common Stock at the date of the grant on May 1, 2006.

Fiscal 2007 Compensation

Executive Officers. Messrs. Ball ($325,000), Schiffman ($325,000), and Sabra ($225,000) each received salary as provided under their separate employment agreements.  Mr. Sabra’s salary was increased in November 2006 from the Fiscal 2006 level in view of the caliber of his services as Chief Financial Officer and in view of the fact that he received neither bonus compensation nor equity-based grants.

    The minimum target level of Pre-Tax Income established by the Compensation Committee to determine whether non-equity incentive bonus compensation would be earned was not reached in Fiscal 2007.  Accordingly, no bonus compensation was earned or paid.

    Under the 2007 Plan the Compensation Committee granted 33,000 shares of restricted stock to employees, including 20,000 shares to Mr. Sabra, the Chief Financial Officer, and 3,000 shares to James O. McKenna, the Company’s Controller.  The vesting schedule for these grants is one-third upon the date of grant, May 4, 2007, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant.

                Directors.  During Fiscal 2007 the non-executive directors received compensation in accordance with the Company’s program for director compensation.  Thus, Messrs. Ricken, Galloway, Levy, and Lipschitz received $34,000, $30,000, $32,000, and $30,000, respectively, in Fiscal 2007 as fees for their services in attending meetings of the Board and the committees on which they serve, excluding travel reimbursements. In addition, under the 2007 Plan, each of these directors was granted options to purchase 10,000 shares of our Common Stock at an exercise price of $2.85 per share, which was equal to the quoted market price of the Company’s Common Stock at the date of grant, August 3, 2007.

Action for Fiscal 2008

    Executive Officers.  Mr. Ball’s and Mr. Schiffman’s terms of office will expire on December 31, 2007; their post-employment compensation is discussed below.  Mr. Sabra’s agreement expires December 31, 2008.  In August 2007 the Board of Directors designated Mr. Sabra to succeed Mr. Ball as Chief Executive Officer, effective January 1, 2008.  In November 2007, the Compensation Committee decided to increase Mr. Sabra’a salary for calendar 2008 to $250,000 per annum and to award him 20,000 shares of restricted stock under the 2007 Plan.  Both the salary increase and stock award are effective January 1, 2008, subject to his assumption of office.  The Compensation Committee determined that Mr. Sabra was entitled to the increase and grant in view of his increased responsibilities and in light of the compensation paid to Mr. Ball under his expiring contract.  The grant of restricted stock vests one-third on January 2, 2009, one-third on January 2, 2010, and one-third on January 2, 2011.

In addition, the Compensation Committee determined that Mr. Sabra would be eligible to receive non-equity incentive compensation equal to 3% (i.e., three percent) of the amount, if any, of the Company’s pre-tax income for Fiscal 2008; however, in calculating this compensation, pre-tax income will exclude the amount of “other income (expense)” in the Company’s financial statements.  The Compensation Committee felt that “other income”, which consists predominantly of interest income on the Company’s cash balances, should be excluded because of the relative certainty it would be earned and therefore would not establish a fair measure of the Company’s performance

In August 2007 the Board of Directors designated James O. McKenna to succeed Mr. Sabra as Chief Financial Officer, effective January 1, 2008. In November 2007, the Compensation Committee determined to increase Mr. McKenna’s salary for calendar 2008 to $175,000 per annum and to award him 3,000 shares of restricted stock under the 2007 Plan.  Both the salary increase and stock award are effective January 1, 2008, subject to his assumption of office.  The grant of restricted stock is to vest on the same schedule as Mr. Sabra’s.  Bonus may be awarded to Mr. McKenna in the discretion of the Committee.

                Directors.  It is anticipated that the program to pay non-executive directors the retainer and meeting fees will continue unchanged.  It is anticipated that other compensation will be discussed and established after the new Compensation Committee is convened after the annual meeting of shareholders in February 2008.

Post Employment Compensation

                In August 2007, the Compensation Committee approved a two-year consulting agreement with Jerome E. Ball upon his retirement as chief executive officer as of January 1, 2008.  The terms of this agreement are described in the Company’s Proxy Statement under the caption “Consulting and Severance Arrangements”.

                As of the date of this Compensation Discussion and Analysis, severance arrangements with Mr. Schiffman are being negotiated.  It is anticipated that the outcome of these negotiations will be resolved and announced in the near term.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by Members of the

Compensation Committee*:

Bruce Gallowqy

Edwin A. Levy

Louis Lipschitz

Norman Ricken, Chairman

Date of the Report:  November 29, 2007

The report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the SEC’s proxy rules (other than as specified), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically request that the information be treated as soliciting material or specifically request that the information be incorporated by reference into a filing under the Securities Act of 1933 or the Exchange Act, other than by incorporation of the Report by reference into our Annual Report on Form 10-K in respect of the fiscal year ended September 30, 2007.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during Fiscal 2007 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth certain summary information for Fiscal 2007 concerning all compensation paid or earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our President and Chief Operating Officer, who is the only other executive officer whose total compensation exceeded $100,000 during Fiscal 2007. We refer to these officers collectively as our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Jerome E. Ball Chairman of the Board and Chief Executive Officer	2007	325,000	--	31,819	356,819
Michael M. Schiffman President and Chief Operating Officer	2007	325,000	--	20,416	345,416
Douglas W. Sabra Chief Financial Officer	2007	220,000	40,718	21,434	282,152

(1)

The amount shown under “Stock Awards” represents the compensation cost of the award to the Company computed in accordance with FAS 123(R).  Generally, under FAS 123(R) compensation cost is initially measured based on the grant date fair value of the award and recognized over the period or periods during which an employee is required to provide service in exchange for the award (the vesting period).  The value in the table represents the cost of this compensation to us in Fiscal 2007.  FAS 123(R) also requires the calculation of potential award forfeitures, which information is not presented in the table.   See the table “Grants of Plan Based Awards in Fiscal 2007” for the grant date fair value of the award.  See Note 8 to the Financial Statements included in our Annual Report on Form 10-K that accompanies this Proxy Statement for a description of the assumptions used in valuing awards of stock options and restricted stock grants.

(2)   The following table sets forth the components of All Other Compensation.

Name	Fiscal Year	Auto ($)	Company Contributions to Retirement & 401(K) Plans ($)	Total ($)
Jerome E. Ball	2007	23,619	8,200	31,819
Michael M. Schiffman	2007	14,216	6,200	20,416
Douglas W. Sabra	2007	15,061	6,373	21,434

                In the above tables, all salary amounts were paid in accordance with the terms of the Named Executive Officers’ respective employment agreements.  Mr. Sabra’s agreement was amended in November 2006 to increase salary to an annual rate of $225,000 in recognition of his efforts on behalf of the Company.  In Fiscal 2007 no non-equity incentive compensation (previously referred to in our proxy statements and annual reports as “bonus”) was paid to the above officers.  This was because the amount of “pre-tax income” established by the Compensation Committee in the first quarter of Fiscal 2007 as the target to be achieved in order for such compensation to be earned was not met.  Accordingly, no disclosure is made in the Summary Compensation Table.  The restricted stock award to Mr. Sabra in Fiscal 2007 is more fully described in the next table.

All items of “All Other Compensation” in the table in note (2) above were paid in accordance with the terms of the Named Executive Officers’ employment agreements.  These items of compensation are not paid to employees generally, except in the case of contributions to 401K plans.  Under that benefit, employees receive matching contributions equal to a percentage their contribution to the 401K plan.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officer in Fiscal 2007.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Grant Date Fair Value ($)
Douglas W. Sabra	5/02/2007	5/04/2007	20,000 (1)	69,800

The Compensation Committee of the Board of Directors on May 2, 2007, made an award of 20,000 shares of restricted stock under the 2007 Equity Incentive Plan to Mr. Sabra. The vesting schedule for this grant is one-third upon the date of grant, May 4, 2007, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant.  His award of 20,000 shares of restricted stock was the largest of an aggregate 33,000 shares of restricted stock on the same vesting schedule awarded to various employees in May 2007 under the 2007 Plan as compensation for services provided and to be provided over the service period. The Company’s 2007 Equity Incentive Plan was approved by shareholders at the annual meeting in respect of Fiscal 2006 held in May 2007.  Under this Plan, the Company may grant to employees, officers, and directors restricted stock and options to purchase our Common Stock at grant prices (or equivalent values) and exercise prices equal to the market price of our Common Stock on the Nasdaq SmallCap Market on the date of grant.

The 1996 Stock Incentive Plan expired in November 2006.  No options to purchase our Common Stock, stock appreciation rights or other long term compensation was granted or paid under that plan to any person since Fiscal 2001, except in connection with grants of options to non-executive directors.  See “Director Compensation”, below, for further information relating to compensation to non-executive directors.

Outstanding Equity Awards at Fiscal Year-End 2007

                The following table shows the amount and value of equity-based awards granted to the Named Executive Officers that were outstanding at the end of Fiscal 2007.

	Option Awards (1)			Stock Awards (3)
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jerome E. Ball	122,000	1.75	9/30/2008 (2)	--	--
Michael M. Schiffman	--	--	--	--	--
Douglas W. Sabra	--	--	--	13,333	41,066

(1)       There were no outstanding options that were unexercisable or unearned as of September 30, 2007.

(2)       Mr. Ball has announced his intention to resign as chief executive officer under his agreement, which expires on December 31, 2007. Under such circumstance, any unexercised options held by Mr. Ball would expire 90 days from the date of such termination.

(3)       These shares of restricted stock are part of a May 4, 2007, grant of 20,000 shares, of which 6,667 vested on the grant date.  Market value was calculated using the closing bid price of the Company’s common stock on September 30, 2007, or $3.08 per share.  As of December 14, 2007, the closing bid price of the Common Stock was $2.30.  The closing bid price of the Common Stock on the grant date was $3.49 per share.  See Note 8 to the Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which accompanies this Proxy Statement for a description of the assumptions with respect to the valuation of awards of options and restricted stock.

                In November 2007, Mr. Sabra was the recipient of an additional grant of 20,000 shares of restricted stock under the 2007 Plan, with a grant date of January 1, 2008, subject to his assumption of the office of chief executive officer.  This grant is scheduled to vest one third on January 2, 2009, one-third on January 2, 2010, and one-third on January 2, 2011.  See the table “Grants of Plan Based Awards in Fiscal 2007”, above.

2007 Option Exercises and Stock Vested

The following table shows (i) the number of shares acquired and the value realized as a result of option exercises by the Named Executive Officers in Fiscal 2007 and (ii) the value of restricted stock awards that vested in Fiscal 2007.  The stock options were granted pursuant to the 1996 Plan and the restricted stock grants were made pursuant to the 2007 Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jerome E. Ball	53,000	$55,120 (1)	--	--
Michael M. Schiffman	--	--	--	--
Douglas W. Sabra	--	--	6,667	$23,268

(1)       The value realized upon exercise was calculated as the difference between the market price of the Common Stock on the date of exercise less the exercise price of the option.  See Note 8 to the Financial Statements included in our Annual Report on Form 10-K that accompanies this Proxy Statement for a description of the assumptions underlying the valuations of compensation expense recorded on the income statement for the year ended September 30, 2007.

Pension Benefits

We maintain no pension plans or other long-term incentive plans or arrangements available to any employees.

Nonqualified Deferred Compensation

We maintain no nonqualified defined contribution or deferred compensation plans or arrangements.

Post-Employment Compensation

Employment Agreements

We have employment agreements with each of the Named Executive Officers,  Jerome E. Ball, Michael M. Schiffman, and Douglas W. Sabra.  The agreements expire on December 31, 2007, in the case of Messrs. Ball and Schiffman, and December 31, 2008, in the case of Mr. Sabra.   The Agreements of Messrs. Ball and Schiffman will expire without renewal on December 31, 2007.  We have entered into a specific termination arrangement with Mr. Ball, the terms of which are described below under “Consulting and Severance Arrangements”., We are currently in negotiations with Mr. Schiffman regarding specific terms of severance.  Therefore, the following discussion applies to Mr. Sabra and, subject to the outcome of such negotiations, Mr. Schiffman.

Neither Mr. Sabra nor any other named executive, was entitled to non-equity incentive compensation (bonus) in Fiscal 2007, because the Company’s “pre-tax income” failed to meet the target level established by the Compensation Committee of the Board of Directors.  Therefore, the following discussion does not address any compensation payable in respect of non-equity incentive compensation regardless of the circumstances of termination of employment.

Termination for Cause

Upon termination of employment for “cause” (as summarized below under “Employment Agreements”), the Named Executive Officer is entitled to (i) earned and unpaid salary accrued through the date of termination, (ii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination and (iii) all unreimbursed business-related expenses and accrued and unpaid benefits (other than bonus, for which he is not eligible) that may be due the Named Executive Officer on the date of termination under any employee benefit plan or program, including stock options, grants of restricted stock or other benefits that are vested.

Termination by Executive for Good Reason

Upon termination of his employment for “good reason” (as summarized below under “Employment Agreements”), the Named Executive Officer is entitled to (a) all unreimbursed business-related expenses, (b) a lump sum severance payment in an amount equal to six months of salary, and (c)(i) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination and (ii) any accrued and unpaid benefits that may be due the Named Executive Officer on the date of termination under any employee benefit plan or program, including stock options, grants of restricted stock or other benefits that are vested.

Termination for Illness or Incapacity

In the event of termination of employment for illness or incapacity (as summarized below under “Employment Agreements”), the Named Executive Officer entitled to unpaid salary and other previously earned, accrued and unpaid benefits under the Company’s employee benefit plans, including stock options, grants of restricted stock or other benefits that are vested through the date of such termination and all unreimbursed business-related expenses.

Death

Upon the death of the Named Executive Officer, his estate is entitled to salary accrued to the date of termination, compensation for unused personal holidays and vacation days, all unreimbursed business-related expenses, accrued and unpaid benefits due to him on the date of termination under any employee benefit plan or program, including stock options, grants of restricted stock or other benefits that are vested, and amounts under the Company’s retirement plans and group life insurance policy through the date of death.

The table below sets forth information concerning the potential payments upon termination of employment for the Named Executive Officers. Information is provided as if the termination, death, disability, or change in control had occurred as of September 30, 2007.

Name	Termination For Cause (1)	Termination by Executive For Good Reason	Termination for Illness or Incapacity (1)	Death (1)
Jerome E. Ball	--	$162,500	--	--
Michael M. Schiffman	--	$162,500	--	--
Douglas W. Sabra	--	$112,500	--	--

(1)     the amounts owed under these circumstances would be limited to accrued salary and benefits payable at the time such termination occurred.

Consulting and Severance Arrangements

    As previously disclosed in our Current Report on Form 8-K, filed August 16, 2007, the Company entered into a two-year consulting agreement with its Chief Executive Officer, Jerome E. Ball, to become effective upon his retirement as chief executive officer as of January 1, 2008.  Under this consulting agreement the Company will retain him to advise the Company as to its principal customer relationships, development and strategies under its business plan, and potential acquisitions and/or business combinations. In exchange for such services, the Company has agreed to pay Mr. Ball $10,000 per month during the term of the consulting agreement, scheduled to commence January 1, 2008 and expire December 31, 2009. If the agreement is terminated due to Mr. Ball’s permanent disability or death during the term of the agreement, the Company has agreed to pay Mr. Ball or his estate, as the case may be, one half the payments remaining under the agreement as a termination benefit.  In addition, if during the term of the agreement Mr. Ball is re-elected to the Board of Directors and serves as its Chairman, he will be entitled to a fee of $25,000 per annum, payable in monthly installments.

The Company and Mr. Schiffman are currently in negotiations relating to the terms of his severance arrangements.  These terms are expected to be resolved and announced in the near term.

Director Compensation

The following table sets forth information regarding compensation of our directors for Fiscal 2007. Mr. Ball, Mr. Schiffman and Mr. Sabra are omitted from this table as they do not receive any additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Norman Ricken	34,000	24,700	58,700
Ed Levy	32,000	24,700	56,700
Bruce Galloway	30,000	24,700	54,700
Louis Lipschitz	30,000	24,700	54,700

(2)

Under our policy relating to compensation of directors, each non-employee director receives an annual stipend of $20,000, payable in quarterly increments of $5,000, and the chairman of each committee receives an additional $2,000 annual stipend per committee chair. In addition, each non-employee director receives $2,000 for each board meeting attended and $1,000 for each committee meeting attended, unless the committee meeting is held in conjunction with a meeting of the Board, and is entitled to reimbursement for actual and reasonable travel expenses incurred for attendance at such meetings.

(3)

The dollar values under “Option Awards” represent the compensation cost of the award to the Company computed in accordance with FAS 123(R).  Under FAS 123(R) compensation cost is initially measured based on the grant date fair value of the award and recognized over the period or periods services are provided in exchange for the award (the vesting period).  The values in the table represent the cost of this compensation to us in Fiscal 2007.  FAS 123(R) also requires the calculation of potential award forfeitures, which information is not presented in the table.  See Note 8 to the Financial Statements included in our Annual Report on Form 10-K that accompanies this Proxy Statement for a description of the assumptions used in valuing awards of stock options.

                As reflected in the “Option Awards” table above, in Fiscal 2007 under the 2007 Plan, each non-employee director was granted options to purchase 10,000 shares of Common Stock under the 2007 Plan at an exercise price of $2.85 per share, which was equal to the quoted market price of Common Stock on the August 3, 2007, grant date.  In the event any such director ceases to serve as a director, such options expire 90 days after termination of the director relationship.  Since 2003, it had been the policy to grant on an annual basis each non-employee director options to purchase 10,000 shares of Common Stock under the 1996 Plan at an exercise price equal to the market price therefor on the date of the grant as quoted on the Nasdaq SmallCap Market.  That plan expired by its terms in November 2006.

Employment Agreements

Effective October 1, 2005, we entered into an employment agreement with each of Jerome E. Ball, Michael M. Schiffman, and Douglas W. Sabra in order to secure their services to Forward during the terms of their respective  agreements, each of which expires on December 31, 2007, except Mr. Sabra’s agreement expires December 31, 2008.   Each agreement provides for successive one-year renewal terms, unless either party provides written notice of its intention not to renew the agreement not later than 90 days prior to the end of the term (or renewal period). If Forward gives such notice, subject to certain conditions, the executive would be entitled to receive six months salary, at the rate then in effect, as severance.  No stock options or other equity compensation is granted to any such executive pursuant to these agreements.  These agreements terminate and supersede the contracts to which Forward and Messrs. Ball, Schiffman, and Sabra, respectively, were a party, which were to have expired December 31, 2005.  The terms of Mr. Ball’s agreement and Mr. Schiffman’s agreement will expire without renewal on December 31, 2007.  Set forth below is certain additional information that pertains to each executive’s employment agreement.

Under his agreement, Mr. Ball is employed as our Chairman and Chief Executive Officer at an annual salary of $325,000.  Under his agreement, Mr. Schiffman is employed as our President and Chief Operating Officer at an annual salary of $325,000.  Under his employment agreement, as amended, Mr. Sabra is employed as Vice President and Chief Financial Officer at an annual salary of $225,000.

In addition, each of Mr. Ball, Mr. Schiffman, and Mr. Sabra is eligible to receive bonus compensation in each year of the term of his agreement based on financial incentives.  The formula that determines the amount of bonus that may be earned in each year during the term of the agreement is based on the extent to which, if any, Forward’s Pre-Tax Income (as defined identically in the executives’ agreements) exceeds, achieves or fails to exceed the target level for such year, which is to be identified at the beginning of each fiscal year during the term of each agreement by the Compensation Committee of our Board of Directors.  In Fiscal 2007, the target levels of Pre-Tax Income established by the Compensation Committee were not met, and none of the named executives earned any bonus compensation in respect of that fiscal year.

Under the previously disclosed terms of their agreements, Mr. Ball, Mr. Schiffman, and Mr. Sabra are entitled to receive customary benefits including health, life and disability insurance, auto allowances and participation in the Company's 401K retirement plan.

Apart from termination at the expiration of the employment term, each agreement is terminable by the Company for “cause” or upon death or “disability” and by the executive for “good reason”.  Upon termination for cause, the executive would be entitled only to compensation and benefits accrued to the date of the circumstance giving rise to cause.   Upon termination by the executive for “good reason”, the executive would be entitled to receive six months of his salary on the date of termination (at the rate in effect when notice is given) plus the amount of the bonus to which he would otherwise be entitled, pro rated to the date of termination (and calculated as set forth in each such agreement), receivable at the time the Company files its audited financial statements with the Commission in respect of the fiscal year for which bonus was payable.  In addition, in the case of “disability” or death during the term of the agreement, the executive or the executive’s estate, as the case may be, would be entitled to the bonus to which he would otherwise have been entitled, pro rated to the date of death, together with benefits made available to employees generally, including under Forward’s retirement and group life insurance plans. Each such executive has also agreed to be bound by certain covenants that restrict his ability to compete with the Company or solicit the employment of Company employees after the term of his employment, prohibits disclosure of Company confidential information, and restricts the executive, subject to certain customary exceptions, from making investments in entities that compete with the Company.  Under each executive’s employment agreement, the definition of “cause” may be summarized as: (a) willful misconduct in connection the performance of duties, including misappropriation of funds or property, or (b) securing for himself or a family member or related entity an improper profit or benefit, or (c) breach of a restrictive covenant in his agreement or other breach of fiduciary duty owed the Company, or (d) acting in a manner adverse to the Company’s interests to gain an advantage for himself or a family member or related entity, or (e) a willful failure, neglect or refusal to perform his duties or services which is not remedied within 30 days, or (f) a conviction or plea in connection with a felony.  Under each executive’s employment agreement, the definition of “good reason” may be summarized as: (a) assignment to the executive without his consent of duties inconsistent with his position or title, or other action that diminishes his authority, unless the action is remedied by the Company after notice or (b) the failure of a successor to the Company to expressly assume and agree to perform the terms of the agreement.  Under each executive’s employment agreement, the definition of “disability” may be summarized as any disability, illness or incapacity as a result of which the executive can not perform the services contemplated by his agreement for 120 or more consecutive days or for 180 days in any consecutive 12-month period.

See also the information under the caption “Consulting and Severance Arrangements”, above.

Report on Repricing of Options/Sars

                We did not adjust or amend the exercise price of stock options previously awarded to any of our officers or directors during Fiscal 2007. See "Employment Agreements."

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of September 30, 2007, the number of shares of our Common Stock, our only class of equity securities, issuable upon exercise of outstanding options, warrants and other rights, the weighted average exercise price of such options, warrants and other rights and the number of shares of common stock available for future issuance pursuant to all “equity compensation plans” relating to our common stock. Equity compensation plans include those approved by our shareholders, as well as those not approved by our shareholders, including individual compensation arrangements with one or more of our officers or directors or other persons.

Equity Compensation Plan Information as of September 30, 2007

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders: 1996 Stock Incentive Plan...............	192,000	$4.85	--
2007 Equity Incentive Plan*...........	40,000	$2.85	327,000**
Equity compensation plans not approved by security holders	75,000	$1.75	--
Total...................................................	307,000	$3.83	327,000

* Amounts for this Plan do not include grants of 23,000 shares of restricted stock made to various employees under the 2007 Plan in November 2007 that will vest in equal portions in January 2009, 2010 and  2011.

** Reflects grants of 33,000 shares of restricted stock made to various employees under the 2007 Equity Incentive Plan in May 2007 at a price per share of $3.49, 10,000 of which shares are vested.

The terms of the 2007 Equity Incentive Plan and the 1996 Stock Incentive Plan that were approved by shareholders are summarized in Note 8 in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, a copy of which accompanies this Proxy Statement.  The 1996 Stock Incentive Plan expired in accordance with its terms in November 2006 but options authorized and outstanding under the Plan that were not exercised remained outstanding until the earlier of the exercise thereof or the expiration thereof set forth in the terms of grant.  Equity compensation not approved by shareholders relates to the issuance of warrants to purchase shares of common stock to a shareholders relations consultant as partial consideration for services for investor relations matters in 1999.  For a description of the 2007 Equity Incentive Plan, see Note 8 to the Consolidated Financial Statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND management AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information, as of December 14, 2007, with respect to the beneficial ownership of our Common Stock by (i) each person or group who is known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each incumbent director, (iii) each nominee for director who is not an incumbent director, (iv) each of our executive officers named in the compensation table under "Executive Compensation and Related Information", and (v) all our current directors and executive officers, as a group (eight persons).

Identity of Beneficial Owner	Number of Shares of common stock	Notes	Percent of Class
Barclays Global Investors 45 Fremont Street San Francisco, CA 94105	492,885	(a)	6.3%
Daniel Zeff 50 California Street, Suite 1500 San Francisco, CA 94111	394,945	(b)	5.0%

Directors and Executive Officers
Jerome E. Ball 1801 Green Road, Suite E Pompano Beach, FL. 33064	392,500	(c)	4.9%
Michael Schiffman 1801 Green Road, Suite E Pompano Beach, FL. 33064	353,427	(d)	4.5%
Douglas Sabra 1801 Green Road, Suite E Pompano Beach, FL. 33064	30,000	(e)	*
Norman Ricken 1801 Green Road, Suite E Pompano Beach, FL. 33064	60,700	(f) (g)(h)	*
Bruce Galloway 1801 Green Road, Suite E Pompano Beach, FL. 33064	30,000	(f) (g)(h)	*
Edwin Levy 1801 Green Road, Suite E Pompano Beach, FL. 33064	30,000	(f) (g)(h)	*
Louis Lipschitz 1801 Green Road, Suite E Pompano Beach, FL. 33064	20,000	(g)(h)	*
All directors and executive officers as a group (8 persons)	916,627		11.3%
John F. Chiste 1801 Green Road, Suite E Pompano Beach, FL. 33064	--		--
Fred Hamilton 1801 Green Road, Suite E Pompano Beach, FL. 33064	--		--

*Less than 1 percent

(a) Based on information contained in the Schedule 13-G of Barclays Global Investors as filed with the Securities and Exchange Commission on January 23, 2007, as of December 31, 2006, Barclays Global Investors possessed sole voting power and dispositive power as to all 492,885 shares of Common Stock referenced in its filing.

(b) Based on information contained in the Schedule 13-G of Daniel Zeff as filed with the Securities and Exchange Commission on August 7, 2007, as of July 31, 2007, Daniel Zeff possessed sole voting power and no dispositive power as to 394,945 shares of Common Stock.

(c) Includes 122,000 shares of Common Stock subject to currently exercisable stock options at an exercise price of $1.75.

(d) Includes 32,000 shares of Common Stock held by the CAIGOS Foundation, a 501(c)(3) corporation established and controlled by Mr. Schiffman and certain members of his immediate family, as to which shares Mr. Schiffman disclaims beneficial ownership.

(e) Includes 6,667 and 6,666 shares of restricted Common Stock that vest May 4, 2008 and May 4, 2009, respectively.

(f) Includes 10,000 shares of Common Stock subject to currently exercisable options at an exercise price of $15.91 per share.

(g) Includes 10,000 shares of Common Stock subject to currently exercisable options at an exercise price of $6.02 per share.

(h) Includes 10,000 shares of Common Stock subject to currently exercisable options at an exercise price of $2.85 per share.

Change in Control

                We do not know of any arrangements, including any pledge of our Common Stock by holders, the result of which may at a future time result in a change in control of the Company.

Section 16(a)  Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and persons who beneficially own more than ten percent of each class of our equity securities that is registered under the Exchange Act are required to file the following reports with the Commission:  Form 3 initial reports of ownership and status as an officer or director; Form 4 reports of changes in ownership of Common Stock and other equity securities of the Company; and Form 5 reports with respect to any fiscal year in which other reports may not have been filed.  Officers, directors, and persons who beneficially own more than ten percent of a registered class of our equity securities are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.  To our knowledge, based solely on review of the copies of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended September 30, 2007, and Form 5 reports with respect to that fiscal year, and based on written representations that no other reports were required during the fiscal year ended September 30, 2007, all Section 16(a) filing requirements applicable to our officers and directors and beneficial owners of more than ten percent of our Common Stock were complied with on a timely basis.

Certain Relationships, Director Independence, and Related Transactions

Director Independence.  Our Board of Directors has determined that each of Messrs. Galloway, Levy, Lipschitz, and Ricken is an "independent director" within the meaning of that term as specified in Nasdaq Marketplace Rule 4200(a)(15).  Such directors constitute the entire membership of  the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board of Directors in compliance with NASDAQ Marketplace Rules 4350(d)(1), 4350(c)(3), and 4350(c)(4).  See “Structure and Practices of the Board of Directors—Board of Directors and Director Independence.”  Our Board has also concluded that each nominee for director who is not currently serving as director is independent in accordance with the foregoing qualifications.

Related Transactions.  See "Executive Compensation and Related Information" for information relating to compensation arrangements between the Company and its executive officers and between the Company and its non-employee directors. None of the directors engaged in a transaction requiring disclosure under Item 404 of Regulation S-K.

                The Nominating and Governance Committee of the Board of Directors under its charter is charged with the responsibilities of identification, review, evaluation, and approval or rejection of related party transactions (as described in Item 404 of Regulation S-K under the Exchange Act) and conflicts of interest between the Company and any related party.  In evaluating any such transaction or potential conflict of interest, the Committee evaluates, among other factors, the utility and cost of services or property to be received by the Company, an assessment of whether comparable property or services can be obtained at better rates in the relevant market, the benefit to be received by the related party, whether such benefit is proper and appropriate in all respects, the absence of any actual or potential harm or prejudice to the Company and its business interests and prospects, and whether the transaction as a whole is believed to be fair and reasonable.

In respect of the fiscal year ended September 30, 2007, Steven Malsin, our corporate secretary, billed us $124,700 for legal services rendered by his firm.  In addition he received $14,500 in consideration for services he performed as corporate secretary in respect of that fiscal year.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Report of the Audit Committee

The report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be or be deemed to be incorporated by reference into any prior or subsequent filing by Forward under the Securities Act of 1933 or the Exchange Act except to the extent expressly incorporated by reference.  The report is set forth below:

Under its Charter, the purposes of the Audit Committee are to assist the Board of Directors of the Company in its oversight of (i) the integrity of the Company’s financial statements, (ii) compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors, and to prepare this report.  The Company’s Board has concluded that all members of the Committee are independent in accordance with rules and regulations of the Securities and Exchange Commission and applicable listing standards of Nasdaq.  Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the reporting process, and the effectiveness of internal control over financial reporting.  Management is also responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Committee met and reviewed and discussed with management the audited, consolidated financial statements in respect of the fiscal year ended September 30, 2007, included in the Company’ Annual Report on Form 10-K in respect of such fiscal year.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm, Kaufman, Rossin & Co., P.A.  The Committee met and reviewed with Kaufman, Rossin its judgments as to the fair and complete presentation of the Company’s application of accounting principles.

The Audit Committee discussed with Kaufman, Rossin the overall scope and plan for its audit of the above-referenced financial statements.  The Committee, with and without management present, discussed with Kaufman, Rossin the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In the performance of its oversight function, the Committee also discussed with Kaufman, Rossin the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, Communication with Audit Committees.  The Committee received the written disclosures and the letter from Kaufman, Rossin required by Independence Standards, Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Kaufman, Rossin its independence from management and from the Company.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the Company’ audited financial statements as at, and for the year ended, September 30, 2007, be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the Securities and Exchange Commission.  The Committee has selected and the Board approved, subject to shareholder ratification, the appointment of Kaufman, Rossin as the Company’s independent registered public accounting firm.

This report is submitted on behalf of the members of the Audit Committee*:

Norman Ricken, Chairman
Bruce Galloway
Edwin A. Levy
Lou Lipschitz

____________________

*The report of the Audit Committee is dated November 29 , 2007.

Principal Accountant Fees and Services

                Our Audit Committee must pre-approve all audit and non-audit services involving Kaufman, Rossin & Co., P.A., the Company's independent auditors.  In addition to audit work necessary for the Company to file required reports under the Exchange Act (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), the Company's independent auditors may perform non-audit services other than those prohibited by the Sarbanes-Oxley Act of 2002, provided that they are pre-approved by the Audit Committee.  Non-audit services that our independent accountants may not provide include:  bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; and legal services and expert services unrelated to the audit.

                Our Audit Committee typically meets to review and approve the audit scope concerning the audit of the Company's financial statements to be filed with the Securities and Exchange Commission, including the audit fees associated with this service. Furthermore, the fees and terms of permitted non-audit services that are recurring, if any, must be approved by the Audit Committee.

                Proposals for other (i.e., non-recurring) non-audit services to be performed by the Company's independent auditors that are allowable in accordance with this policy must be pre-approved by the Audit Committee.  The Company's chief financial officer will review for compliance with this policy and obtain necessary pre-approvals.

Audit Fees

The following table sets forth the aggregate fees for professional services billed to us by Kaufman, Rossin & Co., P.A.  for professional services rendered in Fiscal 2007 and Fiscal 2006.

	Year Ended September 30,
	2007	2006
Audit Fees [1]...................................................	$120,721	$122,000
Audit-related Fees [2]......................................	0	15,400
Tax Fees [3]......................................................	0	0
Other Fees [4]...................................................	0	0
	$120,721	$137,400

 [1]      Includes fees billed for audit of our audited consolidated financial statements for the fiscal years ended September 30, 2007 and 2006, and for reviews performed with respect to our unaudited, quarterly consolidated financial statements published during such periods included in Form 10-Q (and 10-QSB in respect of Fiscal 2006), including services that are normally provided by Kaufman, Rossin & Co., P.A.,  in connection with statutory and regulatory filings, such as the issuance of consent letters.

[2]       Includes the aggregate fees billed for the fiscal years ended September 30, 2007 and 2006, for assurance and related services by Kaufman, Rossin & Co., P.A., that are reasonably related to the performance of the audit or review of Forward's financial statements and not reported under Audit-related Fees.  The Company incurred no such cost in Fiscal 2007.

[3]       Includes the aggregate fees billed for the fiscal years ended September 30, 2007 and 2006, for tax compliance and tax advice including preparation and filing of the Company's U.S. Federal and state income tax returns by Kaufman, Rossin & Co., P.A.   The Company incurred no such cost in either period.

[4]       Includes the aggregate fees billed for the fiscal years ended September 30, 2007 and 2006, by Kaufman, Rossin & Co., P.A. and not included in the other categories included in the table. The Company incurred no such cost in either period.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Appointment of Accountants

Our Board of Directors is recommending to shareholders that they ratify the appointment of Kaufman, Rossin & Co., P.A., as Forward’s independent registered public accounting firm for the fiscal year ending September 30, 2008.

Representatives of Kaufman, Rossin & Co., P.A. will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder Vote Required

The affirmative vote by a majority of the votes of Common Stock cast at the Annual Meeting by holders of shares present in person or by proxy is required to ratify the appointment of Kaufman, Rossin & Co., P.A.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KAUFMAN, ROSSIN & CO., P.A., AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF FORWARD FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

Remainder of Page Intentionally Left Blank

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2008

Shareholder proposals intended to be considered for inclusion in our proxy statement and form of proxy for presentation at our 2008 annual meeting of shareholders relating to the fiscal year ending September 30, 2008 (currently expected to be held in February 2009), in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act must be sent to our offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064, addressed to the attention of our Corporate Secretary/Annual Meeting, and must be received not later than August 27, 2008.  All proposals must comply with applicable Securities and Exchange Commission rules and regulations

Outside the processes of Rule 14a-8 under the Exchange Act, our by-laws  establish an advance notice  procedure for shareholders to submit  nominations  of  candidates  for  election  of  director or to bring other business before our annual meeting.  The following information is based on the Company’s Amended and Restated By-Laws that were adopted by our Board of Directors in November 2007.  The Amended and Restated By-Laws do not become effective until after the Annual Meeting for 2007 scheduled to be held February 13, 2008.

In general, under these procedures,  a shareholder that proposes to nominate a candidate for director or propose  other  business at an annual meeting of shareholders  must give us written notice of such  nomination  or  proposal  not less  than 120 days and not more than 150 days prior to the anniversary date of the prior year’s annual meeting (February 13), which will make the deadline for 2008 annual meeting proposals October 16, 2008.  However, if the meeting date in 2009 changes by more than 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such changed annual meeting date or the 10th day following the day on which we first make a public announcement of the date of such meeting by means of a press release or filing with the Securities and Exchange Commission.   In respect of shareholder nominations for directors, in the event that the number of directors to be elected to the Board of Directors is increased and if all nominees for director, or the fact of the increase in number, is not publicly announced at least 70 days' prior to the first anniversary of the preceding year’s annual meeting, then a nomination must be made not later than the 10th day  following  the  first date of public disclosure of all such nominees or such increased number of directors. Such notice must provide certain information  as specified  in our by-laws and must be received at our  principal executive offices by the deadline specified above.  See Proposal 1: Election of Directors—Nominees for Election as Directors” and “Structure and Practices of the Board of Directors—Nominating and Governance Committee.”

OTHER MATTERS

The Board of Directors is not aware of any matter other than those set forth in this proxy statement that will be presented for action at the Annual Meeting.  If other matters properly come before the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares of Common Stock they represent in accordance with their best judgment in the interest of Forward.

Indemnification Insurance

                New York law permits a corporation to purchase insurance covering a corporation's obligation to indemnify directors and officers and also covering directors and officers individually, subject to certain limitations, in instances in which they may not otherwise be indemnified by the corporation. The Company maintains insurance policies from American International Group, Inc., Ace American Insurance Company, and Chubb Insurance in respect of indemnification of officers and directors and also covering indemnification for officers and directors individually in certain cases where additional exposure might exist. The policies expire June 15, 2008. The annual premium cost of the policies was approximately $227,000.

WE UNDERTAKE TO PROVIDE TO EACH SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF WRITTEN OR ORAL REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, FORWARD INDUSTRIES, INC., 1801 GREEN ROAD, SUITE E, POMPANO BEACH, FLORIDA 33064, AND ORAL REQUESTS SHOULD BE MADE TO FORWARD AT (954) 419-9544.

VOTE BY INTERNET - www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Forward Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forward Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: FORWA1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	FORWARD INDUSTRIES, INC.
	THE BOARD OF DIRECTORS RECOMMEND A VOTE
	"FOR" ITEMS 1 AND 2.
							To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			For All	Withhold All		For All Except
	Vote on Directors

	1. ELECTION OF DIRECTORS
	Nominees:
	01) Jerome Ball	05) Louis Lipschitz	0	0		0
	02) John Chiste	06) Douglas Sabra
	03) Bruce Galloway	07) Michael Schiffman
	04) Fred Hamilton
Vote on Proposal							For	Against	Abstain

2.	Proposal to ratify the re-appointment of Kaufman, Rossin & Co., P.A. as the independent registered public accounting firm of Forward for the fiscal year ending September 30, 2008.						0	0	0

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

For address changes and/or comments, please check this box 0 and write them on the back where indicated.

Please indicate if you plan to attend this meeting.				0	0
				Yes	No

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

FORWARD INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 13, 2008

The shareholder hereby appoints Jerome Ball and Douglas Sabra, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Forward Industries, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Standard Time on February 13, 2008, at the offices of Forward Industries, Inc., 1801 Green Road, Suite E, Pompano Beach, Florida 33064, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KAUFMAN, ROSSIN & CO., P.A. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF FORWARD INDUSTRIES FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008 AND (3) IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE, WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ___________________________________________________________________________
___________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE